UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

Oregon	93-0557988
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5721 SE Columbia Way, Suite 200 Vancouver, WA	98661
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the original Form 8-A filed by the registrant with the Securities and Exchange Commission on July 1, 1999 for its Preferred Stock Purchase Rights (the “Form 8-A”) as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

On June 18, 2009, Northwest Pipe Company (the “Company”) and Mellon Investor Services LLC (“Rights Agent”) entered into an Amended and Restated Rights Agreement dated as of June 18, 2009 (the “Amended and Restated Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Amended and Restated Rights Agreement.

The Amended and Restated Rights Agreement amends and restates the Rights Agreement dated as of June 28, 1999 between the Company and ChaseMellon Shareholder Services, L.L.C. (predecessor to the Rights Agent). The Amended and Restated Rights Agreement extends the Final Expiration Date of the Rights from June 28, 2009 to June 28, 2019. The Amended and Restated Rights Agreement also reflects certain changes in the rights and obligations of the Rights Agent and certain changes in procedural requirements under the Amended and Restated Rights Agreement. The foregoing description of the Amended and Restated Rights Agreement is qualified in its entirety by reference to the Amended and Restated Rights Agreement.

Item 2. Exhibits.

Exhibit	Description

4.1	Amended and Restated Rights Agreement, dated as of June 18, 2009, between Northwest Pipe Company and Mellon Investors Services LLC, as Rights Agent (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2009)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this amendment to registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST PIPE COMPANY

By:	/s/ Stephanie J. Welty
Stephanie J. Welty Senior Vice President, Chief Financial Officer and Secretary

Date: June 19, 2009